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                                                                     EXHIBIT 8.1

                  [SMITH, GAMBRELL & ROSSELL, LLP LETTERHEAD]


Ronald W. Wells
(404) 815-3764
Fax: 404-685-7064
E-mail: rwells@sgrlaw.com

                                  July 19, 2001




Standard Management Corporation
10689 North Pennsylvania Ave.
Indianapolis, Indiana 46280

SMAN Capital Trust I
10689 North Pennsylvania Ave.
Indianapolis, Indiana 46280

         Re:      Registration Statement on Form S-1; Registration No. 333-60886

Dear Gentlemen:

         We have acted as special tax counsel for Standard Management Corporation an Indiana corporation (the "Company"), and SMAN Trust I ("SMAN Capital Trust"), a statutory business trust created under the laws of Delaware, in connection with the above-captioned Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the "Commission") on May 14, 2001, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement being hereinafter referred to as the "Registration Statement"), for the purpose of registering the Preferred Securities (as defined in the Trust Agreement, as hereinafter defined) issued by SMAN Capital Trust and the Securities (as defined in the Indenture, as hereinafter defined) issued by the Company to SMAN Capital Trust in connection with such issuance of the Preferred Securities. Capitalized terms used herein and not otherwise defined shall have the meanings given therefor in the Trust Agreement or the Indenture, respectively. In addition, the following terms shall, as used herein, have the following respective meanings: (i) "Trust Agreement" shall mean the SMAN Capital Trust I Amended and Restated Trust Agreement to be entered into by and among the Company, as Depositor, Bankers Trust Company, as Property Trustee, Bankers Trust (Delaware), as Delaware Trustee, and the Administrators named therein, the form of which is filed as an exhibit to the Registration Statement; (ii) "Indenture" shall mean the Indenture to be entered into by and between the Company, as Depositor, and Bankers Trust Company, as trustee, the form of which is filed as an exhibit to the Registration Statement; (iii)

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Standard Management Corporation
SMAN Capital Trust I
July 19, 2001
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"IRS" shall mean the Internal Revenue Service of the United States Department of
the Treasury; (iv) "Code" shall mean the United States Internal Revenue Code of 1986, as amended; and (v) "Regulations" shall mean the Income Tax Regulations promulgated by the United States Department of the Treasury pursuant to the provisions of the Code.

         This letter supersedes in its entirety our letter dated June 27, 2001 concerning federal income tax aspects of the Preferred Securities and the Securities.

         For the purpose of rendering our opinions herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents, in each case in the form filed as an exhibit to the Registration Statement: (i) the Certificate of Trust of SMAN Capital Trust dated as of May 9, 2001; (ii) the form of the Trust Agreement; (iii) the form of the Preferred Securities Certificate of SMAN Capital Trust; (iv) the form of the Guarantee; (v) the form of Security; and (vi) the form of the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

         In our examination of documents, we have assumed the legal capacity of all natural persons signatories thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. With respect to parties other than the Company or SMAN Capital Trust, we have assumed that each such party had the requisite power, corporate or other, to enter into and perform all obligations of such party under any documents or instruments to which he, she or it is a party, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery of such documents by each such party (other than the Company or SMAN Capital Trust) and that such documents constitute valid and binding obligations of each such party (other than the Company or SMAN Capital Trust). In addition, we have assumed that each of the Trust Agreement, the Preferred Securities, the Guarantee, the Securities and the Indenture, when executed, will be executed in substantially the form reviewed by us and that the terms of the Securities when established in conformity with the Indenture will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of appropriate officers, trustees, and other representatives of the Company or SMAN Capital Trust, or of public officials, as applicable.

         For purposes of the opinions set forth herein, we have assumed that the Preferred Securities are held as capital assets by United States holders who have purchased the Preferred Securities upon original issuance. As used herein, the term "United States holder" means (i) a citizen or a resident of the United States, (ii) a corporation, partnership, or other entity created or

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Standard Management Corporation
SMAN Capital Trust I
July 19, 2001
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organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

         The opinions set forth herein are not applicable to special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, common trust funds, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the United States Dollar or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. Further, the opinions set forth herein do not address any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

Classification of the Securities

         We are unable to express an opinion as to whether the Securities held by SMAN Capital Trust will be classified as indebtedness of the Company for United States federal income tax purposes, due to the lack of published legal authority addressing the issue. The Company has advised us that the Company intends to take the position that the Securities held by SMAN Capital Trust will be classified for all United States federal income tax purposes, under current law, as indebtedness of the Company, and that by acceptance of a Preferred Security, each holder will covenant (i) to treat the Securities as indebtedness for all United States federal income tax purposes, and (ii) to treat the Preferred Securities as evidence of an indirect beneficial ownership interest in the Securities, for all United States federal income tax purposes.

         A successful IRS challenge to the classification of the Securities as debt would prevent the Company from deducting the interest paid or accrued on the Securities for United States federal income tax purposes, and would be a Tax Event which would permit the Company to cause a mandatory redemption of the Securities (which would, in turn, cause a redemption of the Preferred Securities) before their stated maturity at the redemption price. For purposes of the opinions set forth herein, we have assumed (but express no opinion regarding such issue) that the Securities will be classified for United States federal income tax purposes as indebtedness of the Company.

Classification of SMAN Capital Trust

         Assuming full compliance with the terms of the Trust Agreement, the Indenture and other relevant documents, SMAN Capital Trust will be classified for United States federal income tax

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Standard Management Corporation
SMAN Capital Trust I
July 19, 2001
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purposes as a grantor trust and not as an association taxable as a corporation.
As a result of such classification, each holder of Preferred Securities generally will be treated for United States federal income tax purposes as owning an undivided beneficial interest in the Securities, and each such holder will be required to include in its gross income each item of income or gain with respect to its allocable share of the Securities.

Interest Income and Original Issue Discount

         We are unable to express an opinion as to whether the Securities will be issued with OID (as defined in the following sentence). Under applicable Regulations, a contingency that stated interest will not be timely paid will cause a debt instrument to be treated as having been issued with original issue discount ("OID"), unless the possibility of the contingency occurring is "remote." No published rulings or other interpretations have been issued by the IRS or the courts which have addressed the meaning of the term "remote" as used in the Regulations with respect to OID.

         We are advised that the Company intends to take the position that the Securities will not be considered to be issued with OID at the time of their original issuance because the potentially adverse effects on the Company's capital structure and its ability to issue new debt and equity securities make the likelihood of the Company's exercise of its right to extend interest payment periods remote. As a result of the Company's taking this position, a holder of Preferred Securities should include in gross income such holder's allocable share of interest on the Securities in accordance with such holder's own method of tax accounting.

         If the possibility of the Company's exercising its option to defer payments of interest is determined not to be remote, the Securities would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Securities. A holder of Preferred Securities would include that OID in such holder's taxable income, over the term of the Securities, on an economic accrual basis, without regard to the timing of payments made under the Securities.

         If the Company exercises its option to defer payments of interest, the Securities would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments (and any de minimis OID) on the Securities would thereafter be treated as OID. The OID would accrue, and be includible in the holder's taxable income, on an economic accrual basis (regardless of such holder's method of accounting for income tax purposes) over the remaining term of the Securities (including any period of interest deferral), without regard to the timing of payments made under the Securities. Because income would be taken into account in the form of OID, distributions of interest on the Securities made subsequent to the deemed reissuance of the Securities generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Securities in that period at the

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Standard Management Corporation
SMAN Capital Trust I
July 19, 2001
Page 5



stated interest rate. Consequently, during any period of interest deferral, a holder of Preferred Securities will be required to include OID in gross income in advance of the receipt of cash, and if the holder disposes of a Preferred Security prior to the record date for payment of distributions on the Securities with respect to that period, such holder will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from SMAN Capital Trust with respect to the OID.

         Because income on the Preferred Securities will constitute interest or OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to such income.

Receipt of Securities or Cash Upon Dissolution of SMAN Capital Trust

         A liquidation distribution of the Securities to holders of Preferred Securities upon a dissolution of SMAN Capital Trust would, if SMAN Capital Trust remained classified as a grantor trust as of the date of such dissolution, be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Securities received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the liquidation. A holder's holding period in the Securities received in such a liquidation distribution would include the period for which such holder held the Preferred Securities.

         If, however, a Tax Event were to occur because SMAN Capital Trust is subject to United States federal income tax with respect to income accrued or received on the Securities, the distribution of the Securities to holders would likely constitute a taxable event to SMAN Capital Trust and to holders of the Preferred Securities. In such a case, a holder would recognize gain or loss as if the holder had exchanged its Preferred Securities for the Securities it received upon liquidation of SMAN Capital Trust. In such a case, a holder's holding period in the Securities would begin on the date such Securities were received.

         If the Securities are redeemed for cash and the proceeds of such redemption are distributed to holders in redemption of their Preferred Securities, such redemption would, under current law, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder had sold such Preferred Securities for cash.

Disposition of Preferred Securities

         Upon a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of a holder's Preferred Securities upon redemption or repayment of the underlying Securities, but not including any distribution of Securities themselves), a holder will recognize gain or loss equal to the difference between the amount realized on the sale, disposition or exchange of such Preferred Securities and the holder's

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Standard Management Corporation
SMAN Capital Trust I
July 19, 2001
Page 6



adjusted tax basis in the Preferred Securities. The amount realized will be an amount equal to the cash (and the fair market value of other property) received, less the amount of accrued and unpaid interest with respect to the holder's pro rata share of the Securities. The holder will be required to include such accrued and unpaid interest in the holder's ordinary income. Assuming that the Company does not exercise its option to defer payment of interest on the Securities, a holder's adjusted tax basis in the Preferred Securities generally will be the holder's initial purchase price. If the Securities are deemed to be issued with OID as a result of the Company's deferral of any interest payment or otherwise, a holder's tax basis in the Preferred Securities generally will be the holder's initial purchase price, increased by OID previously includible in the holder's gross income to the date of disposition and decreased by distributions or other payments received on the Preferred Securities since and including the date of the first extension period (or the date as of which the Securities otherwise became treated as issued with OID). Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

         Should the Company exercise its option to defer payment of interest on the Securities, the Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Securities. In such an event, a holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income, as ordinary income, accrued but unpaid interest on the Securities through the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

         The opinions expressed in this letter are based on the Code, the Regulations and judicial authority reported as of the date hereof. We have also considered the position of the IRS reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or IRS interpretations will not significantly modify the statements or opinions expressed herein.

         Our opinion is limited to those federal income tax issues specifically considered herein in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent. We do not express any opinion as to any other United States federal income tax issues, or any state or local tax issues. Although the opinions herein are based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations

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Standard Management Corporation
SMAN Capital Trust I
July 19, 2001
Page 7



would be followed if they were to become the subject of judicial or administrative proceedings. It is possible that positions contrary to those set forth herein with regard to the purchase, ownership and disposition of the Preferred Securities may be taken by the IRS and that a court may agree with such contrary positions.

         We hereby consent to the use of our name under the captions "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL MATTERS" in the Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and applies only to the disclosures set forth in the Prospectus and Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                     Sincerely,

                                     SMITH, GAMBRELL & RUSSELL, LLP



                                     By:  /s/  Ronald W. Wells
                                        ---------------------------------
                                              Ronald W. Wells
RWW/ll
815525